Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF GRAN TIERRA ENERGY INC.

Gran Tierra Energy Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.	The current name of the Corporation is Gran Tierra Energy Inc., and the Corporation was incorporated pursuant to the General Corporation Law on October 31, 2016 (the “Certificate of Incorporation”).

2.	The amendments to the existing Certificate of Incorporation set forth in this Certificate of Amendment were duly authorized and adopted in accordance with Section 242 of the General Corporation Law.

3.	The amendments to the existing Certificate of Incorporation being effected hereby are to amend and restate Article IV of the Certificate of Incorporation in its entirety to read as follows:

“ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock, par value $0.001 per share (the “Common Stock”), and Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The total number of shares of stock which the Corporation is authorized to issue is 82,000,000, consisting of 57,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.

Effective as of 12:01 a.m. Eastern Time on May 5, 2023 (the “Effective Time”), every ten shares of the Corporation’s Common Stock issued immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split ”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book-entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive (i) if the fraction is less than half a share of Common Stock, the aggregate number of post-Reverse Stock Split shares to be issued to such stockholder rounded down to the nearest whole number of shares, and (ii) if the fraction is at least half a share of Common Stock, the aggregate number of post-Reverse Stock Split shares to be issued to such stockholder rounded up to the nearest whole number of shares, with all shares of Common Stock held by a beneficial holder being aggregated. For shares held in certificated form, the Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the treatment of fractional interests set forth above.”

A. Common Stock

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. All Common Stock of the Corporation shall have the same rights and preferences. All Common Stock when issued shall be fully paid and non-assessable. The Board of Directors (the “Board”) of the Corporation may, at its discretion and by resolution of the Board, issue any authorized but unissued Common Stock of the Corporation which has not been reserved for issuance upon the exercise of any outstanding warrants, options, or other documents evidencing the right to acquire the Common Stock of the Corporation. Cumulative voting shall not be permitted for the election of individuals to the Corporation’s Board or for any other matters brought before any meeting of the Corporation’s stockholders, regardless of the nature thereof. Stockholders of the Corporation’s Common Stock shall not be entitled to any pre-emptive or preferential rights to acquire additional Common Stock of the Corporation.

B. Preferred Stock

The aggregate number of shares of Preferred Stock which the Corporation shall have the authority to issue is twenty-five million (25,000,000) shares, $0.001 par value, which may be issued in such series, with such powers, designations, preferences, stated values, rights, qualifications, restrictions or limitations as determined solely by the Board in the resolution or resolutions providing for the issue of such class or series of Preferred Stock.

1. Provisions Relating to the Preferred Stock.

(a)	The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereafter prescribed.

(b)	Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each class or series of the Preferred Stock, including, but not limited to, the following:

(i)        whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii)       the number of shares to constitute the class or series and the designations thereof;

(iii)      the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(iv)     whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)       whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)      the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii)     the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(viii)    whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix)      such other special rights and protective provisions with respect to any class or series as may to the Board seem advisable.

(c)	The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.”

4.	This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern Time on May 5, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Executive Officer this 4th day of May, 2023.

By:	/s/ Gary S. Guidry
Gary S. Guidry
President and Chief Executive Officer